Exhibit 99.1

Contact:        Candace Berman

Concerto Software

(305) 639-2267

cberman@concerto.com

Concerto Software, Inc. Announces Second Quarter 2003 Results

and Raises Full-Year Guidance

Company Exceeds Expectations; EnsemblePro Sales More Than Double,

Gains Momentum in Inbound Sector

WESTFORD, Mass., July 17, 2003 – Concerto Software™, Inc. (NASDAQ: CRTO), a leading provider of customer interaction management (CIM) solutions, today announces financial results for the second quarter, which ended June 30, 2003, and raises its revenue and earnings per share (EPS) guidance for the full year of 2003. In the second quarter of 2003, Concerto Software met its revenue expectations for the seventh consecutive quarter and exceeded its EPS guidance of $0.04-$0.05, delivering $0.06 per share. The Company attributes its strong financial performance this quarter in part to sequentially more than doubling sales of EnsemblePro™, its unified contact center platform that continues to gain momentum in the marketplace, specifically in the inbound sector. Concerto Software also credits record product revenue contribution by its Asia Pacific operations, continued demand for its industry-leading outbound contact center solution, Unison®, and a sustained focus on controlling costs.

For the second quarter of 2003, total revenue increased by 6% to $26.3 million from $24.7 million in the same period in 2002, and increased 3% from $25.6 million for the first quarter of 2003. Product revenue for the second quarter of 2003 increased by 2% to $11.8 million compared to $11.5 million for the same period in 2002, and increased 7% from $11.0 million in the first quarter of 2003. On a basis in accordance with generally accepted accounting principles (GAAP), net income for the second quarter of 2003 was $647,000 or EPS of $0.06, compared to net income of $245,000 or EPS of $0.02 for the same period in 2002.

“Our positive financial performance this quarter in a number of areas – growing the top and bottom line, more than doubling sales of EnsemblePro, and being cash flow positive from operations – is proof of our ability to effectively execute on our strategy even in the face of continued challenging economic times,” said James D. Foy, President and CEO of Concerto Software. “I am pleased with the track record of success that Concerto Software has established thus far and confident that we will continue to deliver on our expectations. As a result, I’m proud to report we are raising our full-year guidance for both revenue and EPS.”

In the third quarter of 2003, Concerto Software expects sequential quarterly improvement with total revenue of at least $26.5 million and GAAP diluted EPS of $0.07. For the 2003 fiscal year, the Company is raising its original full year revenue guidance of $105.0 million to $106.0 million and its original GAAP diluted EPS guidance of $0.19 to $0.25. Concerto Software’s GAAP diluted EPS guidance of $0.25 does include $1.8 million of pre-tax amortization expense for fiscal 2003 related to the purchased intangible assets in connection with the acquisition of CELLIT, Inc.

At the end of the second quarter – while being cash flow positive from operations – cash and short-term investments decreased approximately $1.5 million from the previous quarter for a total of $27.2 million. The decrease is primarily due to the utilization of approximately $1.5 million to repurchase 322,100 shares of the Company’s common stock pursuant to its stock repurchase program and $700,000 for capital expenditures. Days sales outstanding (DSO) increased 4 days from 67 in the first quarter to 71 days in the second quarter, yet management believes it still remains below the industry average.

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Second Quarter Business Highlights

EnsemblePro™ Sales Account for 78% of New Customer Revenue

For the second quarter of 2003, Concerto Software secured 27 new name customers compared to 19 new customers in the first quarter of 2003. EnsemblePro represented 78% of new customer product revenue in the second quarter of 2003 compared to 60% in the first quarter of 2003.

“Our unified contact center platform continues to gain momentum every quarter, demonstrating that companies are looking for tangible ways to reduce the complexity in their contact centers,” said Foy. “With nearly half of all product revenue and more than three-quarters of all new customer revenue coming from sales of EnsemblePro this quarter, it’s clear that companies understand the value EnsemblePro offers by enabling them to have all of the functionality they need for use at their own pace, while also allowing them the flexibility to maximize any technologies they’ve already invested in. In addition, this traction sets the stage for Concerto Software’s continued penetration of the contact center industry’s inbound sector, given that most EnsemblePro customers utilize the solution for managing some or all of their inbound customer interactions,” Foy added.

International Sales Strong; Asia Pacific Region Delivers Record Quarter

In the second quarter of 2003, international sales accounted for 35% of total revenue, an increase from 27% and 24% in the same period last year and first quarter of 2003, respectively. A key contributor was Concerto Software’s Asia Pacific (APAC) region that marked a record quarter for product revenue contribution.

Concerto Software Names New VP of European Operations

Concerto Software recently appointed Peter Nicol its new Vice President of European Operations, to succeed Neil McMullan, who is retiring. In this role, Nicol is responsible for managing direct sales and distribution partners, as well as for marketing, support and professional services operations in the region. Nicol joins Concerto Software with more than 15 years of international experience in the telecommunications, wireless and service provider industries.

“Peter is a solid addition to our team and will be the driving force behind our expansion into new markets throughout Europe,” said Foy. “We believe that his knowledge and experience combined with our internationalized EnsemblePro solution will create great opportunities for Concerto Software.”

Unison 7.0 Becomes Generally Available; Features Significantly Increased Telephony Capacity and Functionality to Aid in Federal Trade Commission Compliance

The newest version of Concerto Software’s comprehensive outbound customer contact solution, Unison, became generally available in May. Unison Version 7.0 delivers greater system capacity, redundancy and performance for businesses that produce high call-volumes and the need to improve campaign effectiveness. Unison is for companies that undertake extensive telemarketing, proactive customer contact, and collections campaigns and helps customers to comply with new and emerging federal telemarketing regulations.

Concerto Software Provides Guidance on Complying with Federal Telemarketing Regulations

In June, as the Federal Trade Commission accelerated the schedule for initiating one of the main provisions of its new telemarketing regulations – the national “do not call” registry – Concerto Software released a white paper offering an introduction to the regulations and their potential impacts on businesses. The paper, entitled “The Amended Telemarketing Sales Rule: An Introduction to the Key Regulations, Their Impact and Potential Benefits,” provides an overview of the complex amended Telemarketing Sales Rule, outlines suggested strategies to help with compliance and discusses potential benefits of the new regulations.

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“With complex laws and high standards for compliance, companies need to be aware of the business and technology issues involved in adhering to these new requirements,” said Foy. “Ultimately, each company must interpret the laws and make their own decisions on how to comply, but we are dedicated to providing our customers information and technology solutions that can help them succeed within the boundaries of laws such as these.”

Concerto Software’s EnsemblePro Now Globalized/Localized in Seven Languages

EnsemblePro was recently globalized and localized for multilingual support and is now available in seven additional languages: Traditional Chinese, Simplified Chinese, Japanese, French, German, Korean and Spanish. The globalized EnsemblePro solution enhances Concerto Software’s ability to continue to expand in emerging markets throughout Europe, Asia, the Caribbean and Latin America. Now, non-English-speaking agents can utilize the solution with ease, resulting in more efficient, effective contact center operations and enhanced customer service. This version adds globalized support for the Windows® locale, all reporting and data entry. It also offers complete OCX® integration and globalized/localized menus, wizards, droppable objects, controls, applets, message boxes and on-line help for agent-facing applications.

Webcast

Concerto Software will host a conference call at 5:00 p.m. ET today, July 17, to discuss its second quarter 2003 financial and operating results, as well as future business and financial expectations. To participate in the conference call, RSVP to (978) 952-0294 before 4:30 p.m. ET. This call is being Webcasted by CCBN and can be accessed through Concerto Software’s Web site at www.concerto.com. The Webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center (www.companyboardroom.com), or by visiting any of the investor sites in CCBN’s Individual Investor Network, such as America Online’s Personal Finance Channel, Fidelity Investments® (www.fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

Investors can also access the audio portion of this event through the Vcall Website, located at www.vcall.com. To listen, please go to the Vcall Website at least fifteen minutes early to download and install any necessary audio software.

A replay of the conference call will be available from July 17, 2003 at 8:00 p.m. ET until July 24, 2003 at 11:00 p.m. ET. To access the replay, dial (800) 642-1687 (from within the U.S. or

Canada) or (706) 645-9291 (from outside the U.S. or Canada) and enter the passcode 1630279, or log onto the Concerto Software Web site at www.concerto.com.

About Concerto Software™

Concerto Software, Inc. (NASDAQ: CRTO) is a proven and reliable provider of contact center solutions that help companies better manage customer interactions via voice, email, the Web and fax. With multiple strengths – including financial stability, talented people, innovative technology, more than 20 years of industry expertise and a singular focus on the contact center – Concerto Software is a trusted partner to more than 1,200 companies across the globe. Concerto Software is headquartered in Westford, Massachusetts, with operations across North America, Europe and Asia. For more information, visit www.concerto.com.

Note: Concerto Software and EnsemblePro are trademarks and Unison is a registered trademark of Concerto Software, Inc. All other trademarks are the property of their respective owners.

In addition to historical information contained herein, this press release contains forward-looking statements concerning future expected financial, operating results, and product and marketing strategies. Forward-looking statements in this release include, but are not limited to, estimates of future business prospects or financial results and statements containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Concerto Software’s future actual results could differ materially from the forward-looking statements discussed or implied herein because of risks or uncertainties including, but not limited to, the difficulty in the development, marketing or selling of the company’s solutions, difficulty with the recruitment and training of additional partners, risks associated with competition and competitive pricing pressures, technological change, the risk of not releasing products on time, new product introduction and market acceptance, stock price volatility, the ability of Concerto Software to attract and retain key personnel, weakness in IT spending, weakness in the contact center market, general economic conditions in the United States and worldwide markets served by Concerto Software, delays as a result of acts of terrorism, other geopolitical conflicts, or as a result of the SARS virus, regulatory changes, including restrictions placed on predictive dialing, telemarketing and web technologies and those other factors discussed from time to time in Concerto Software’s public reports filed with the Securities and Exchange Commission, such as those discussed under “Certain Factors That May Affect Future Results” in Concerto Software’s quarterly reports on Form 10-Q and annual report on Form 10-K. All forward-looking statements and reasons why results might differ included in this release are made as of the date hereof, and Concerto Software assumes no obligation to update any such forward-looking statements or reasons why results might differ.

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Concerto Software, Inc. Announces Second Quarter 2003 Results / Page 4

CONCERTO SOFTWARE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product revenue	$11,752	$11,544	$22,762	$22,169
Service revenue	14,517	13,160	29,071	25,860

Total revenue	26,269	24,704	51,833	48,029

Cost of product revenue	2,495	2,147	5,121	4,161
Cost of service revenue	7,849	6,391	15,178	12,732

Total cost of revenue	10,344	8,538	20,299	16,893

Gross profit	15,925	16,166	31,534	31,136
Operating expenses:
Research, development and engineering	3,989	3,996	7,941	8,060
Selling, general and administrative	10,766	11,585	21,684	22,789
Restructuring costs	—	—	—	2,030
Merger and integration costs	—	—	—	3,112
Amortization of purchased intangible assets	441	441	882	809

Total operating expenses	15,196	16,022	30,507	36,800

Income (loss) from operations	729	144	1,027	(5,664)
Interest expense	(17)	(49)	(35)	(80)
Other income, net	155	232	517	591

Income (loss) before provision for income taxes	867	327	1,509	(5,153)

Provision for (benefit from) income taxes	220	82	387	(1,288)

Net income (loss)	$647	$245	$1,122	$(3,865)

Earnings (loss) per share:
Basic	$0.06	$0.02	$0.10	$(0.31)

Diluted	$0.06	$0.02	$0.10	$(0.31)

Weighted average shares outstanding:
Basic	11,235	12,152	11,377	12,440

Diluted	11,334	12,313	11,479	12,440

Concerto Software, Inc. Announces Second Quarter 2003 Results / Page 5

CONCERTO SOFTWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and short term investments	$27,156	$35,064
Accounts receivable, net	20,595	17,234
Prepaid expenses & other current assets	4,565	5,536
Deferred tax assets	5,373	5,373

Total current assets	57,689	63,207

Property and equipment, net	7,843	7,910
Other assets	438	541
Goodwill	17,182	17,182
Purchased intangible assets, net	4,486	5,369

	$87,638	$94,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,271	$7,015
Accrued expenses	10,477	14,441
Current portion of long-term debt	395	616
Deferred revenue	13,504	13,406

Total current liabilities	30,647	35,478
Long-term liabilities	924	1,110
Long-term debt	0	19

Total liabilities	31,571	36,607
Total stockholders’ equity	56,067	57,602

	$87,638	$94,209